     EXHIBIT 5.1
[BMC SOFTWARE, INC. LETTERHEAD]
May 2, 2008
BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827
Ladies and Gentlemen:
     I have acted as counsel for BMC Software, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 1,975,915 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) issuable pursuant to stock options assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008 (the “Merger Agreement”), by and among the Company, Bengal Acquisition Corporation, and BladeLogic, Inc. Pursuant to the Merger Agreement, the Company assumed outstanding stock options of BladeLogic, Inc. under the BladeLogic, Inc. Third Amended and Restated 2001 Stock Option and Grant Plan and the BladeLogic, Inc. 2007 Stock Option and Incentive Plan (each, a “Plan” and collectively, the “Plans”). The shares of Common Stock that are to be issued under the Plans are collectively referred to herein as the “Shares.”
     In connection with the foregoing, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as I have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the applicable provisions of the applicable Plan, will be validly issued and are fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America and the State of Texas, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,

/s/ CHRISTOPHER C. CHAFFIN

Christopher C. Chaffin

Vice President, Deputy General Counsel and Assistant Secretary